ASSET PURCHASE AGREEMENT

BY AND BETWEEN

APPLE & EVE, LLC

AND

NORTHLAND CRANBERRIES, INC.

FEBRUARY 22, 2005

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TABLE OF CONTENTS
(Continued)

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EXHIBITS

Exhibit A	- Form of Bill of Sale -- Purchased Assets
Exhibit B	- Form of Assignment and Assumption Agreement for Assumed Liabilities
Exhibit C	- Form of Cranberry Concentrate Supply Agreement
Exhibit D	- Form of Transition Services Agreement
Exhibit E	- Form of Opinion of Company Counsel

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ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this February 22, 2005, by and between Apple & Eve, LLC, a Delaware limited liability company (“Buyer”), on the one hand, and Northland Cranberries, Inc., a Wisconsin corporation (the “Company”) and NCI Foods, LLC, a Wisconsin limited liability company (“NCI”), on the other hand.

RECITALS

        WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from the Company (subject to the assumption of certain liabilities), and the Company desires to sell to Buyer (subject to the assumption of certain liabilities), certain of the assets of the Company for the consideration set forth herein.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF PURCHASED ASSETS

        1.1.    Basic Transaction.

                   (a)    Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from the Company, and the Company shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all of the Company’s right, title and interest in and to the following assets, free and clear of all Liens, other than Permitted Liens (the “Purchased Assets”):

                             (i)    All inventories of raw materials (excluding inventories of fresh cranberries, frozen cranberries and cranberry juice concentrate, but including dried and chocolate-coated cranberries), work-in-process and finished goods held for sale by the Juice Division (excluding all Northland branded finished goods packaged in 64-ounce grip-bottle containers), together with all related labels, bottles and other bottling and packaging materials owned by the Company on the Closing Date and located in the facilities specified in Schedule 1.1(a)(i) (the “Inventory”);

                             (ii)    All the Company’s and NCI’s interest in the Trade Rights used or held for use in connection with the business and operation of the Juice Division and set forth on Schedule 1.1(a)(ii)attached hereto (the “Juice Division Trade Rights”), including without limitation those assignable Trade Rights assigned to Buyer pursuant to the Trademark License Agreement, dated December 29, 1998, by and between the Company and Seneca Foods Corporation (the “Seneca License Agreement”) and those trademarks held in the name of NCI (the “NCI Marks”). As used herein, the term “Trade Rights” shall mean and include, with respect to those items listed on Schedule 1.1(a)(ii): (i) trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) copyrights and the underlying works of authorship; (iii) patents and all proprietary rights associated therewith; (iv) contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party, to the extent assignable; and (v) all registrations of any of the foregoing, all applications therefor and all goodwill associated with any of the foregoing;

                             (iii)    All Trade Accounts Receivable of the Company related exclusively to the Juice Division;

                             (iv)    the list of those customers of the Juice Division set forth in Schedule 1.1(a)(iv) hereto (the “Customer List”) and all goodwill associated therewith;

                             (v)    all of the Company’s rights in, to and under all contracts, purchase orders and sales orders of the Company pertaining exclusively to the Juice Division, including without limitation the contracts set forth in Schedule 1.1(a)(v) hereto (the “Purchased Contracts”);

                             (vi)    the personal property set forth on Schedule 1.1(a)(vi) hereto;

                             (vii)    all sales literature, promotional literature, catalogs and similar materials of Company associated exclusively with the Juice Division, including but not limited to signs, signage and product memorabilia relating to the Juice Division Trade Rights;

                             (viii)    all transferable licenses, permits, approvals, certifications and listings of Company relating exclusively to the Juice Division; and

                             (ix)    the records and files of the Company relating exclusively to the aforementioned assets of the Juice Division, including, without limitation, transferring invoices, customer and vendor lists and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of the Juice Division.

                   (b)    Excluded Assets. Notwithstanding the foregoing, all properties, assets and rights of the Company other than the Purchased Assets (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets, including, but not limited to: (i) all cash and cash equivalents; (ii) all of the marshes owned by the Company (including the improvements and equipment located thereon and any contractual rights related thereto); (iii) the fresh cranberry, frozen cranberry and cranberry juice concentrate inventories of the Company; (iv) all certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, interests in joint ventures, partnerships, limited liability companies and other entities; (v) all personnel records other than Transferring Employee Records, provided that the Company may, in its discretion, retain copies of any or all of the Transferring Employee Records; (vi) the consideration delivered by Buyer to the Company pursuant to this Agreement; (vii) the Company’s franchise to be a corporation, its articles of incorporation, corporate seal, stock books, minute books and other corporate records; (viii) all federal, state and local income and franchise tax credits and tax refund claims and associated returns and records; (ix) all of the equipment, office supplies and personal property of the Company, including without limitation those items listed in Schedule 1.1(b) hereto; and (x) all contracts not specified in Schedule 1.1(a)(v) hereto.

        1.2.    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to assume, satisfy, perform, pay and discharge all of the following Liabilities (“Assumed Liabilities”):

                   (a)    all Liabilities and obligations associated with any open purchase orders and contracts with respect to sales of juice products related to the Brands (excluding the cranberry juice concentrate, fresh cranberry and frozen cranberry inventories of the Company), which open purchase orders and contracts are set forth on Schedule 1.2(a) hereto;

                   (b)    all Liabilities and obligations associated with any open purchase orders and contracts with vendors and suppliers of raw materials related to the Juice Division Brands, which open purchase orders and contracts are set forth on Schedule 1.2(b) hereto;

                   (c)    all Liabilities and obligations associated with the Purchased Contracts and arising after the Closing Date;

                   (d)    all Trade Accounts Payable;

                   (e)    all Liabilities and obligations of the Company relating to coupons issued by the Company prior to the Closing Date and validly redeemed on or after the date nine (9) weeks from the Closing Date (the “Assumed Coupon Liabilities”);

                   (f)    all Liabilities and obligations of the Company associated with any product liability, breach of warranty or similar claim for injury to person or property asserted after the Closing Date and related to the Juice Division, but only to the extent based on events occurring after the Closing Date;

                   (g)    all Liabilities and obligations associated with the Business Employees employed by the Buyer after the Closing Date that arise after the Closing Date and relate to Buyer’s employment of such employees, except as otherwise provided in and subject to the agreement of the parties set forth in Section 5.5 hereof;

                   (h)    all Liabilities and obligations associated with the failure by Buyer, the Juice Division or the Purchased Assets to comply with any law, regulation, statute, ordinance or treaty after the Closing, subject to the agreement of the parties set forth in Section 5.4(c) hereof; and

                   (i)    Liens that are considered Permitted Liens.

        All other Liabilities (the “Excluded Liabilities”) shall remain with and be discharged by the Company. For purposes of this Agreement “Excluded Liabilities” shall include without limitation all Liabilities and obligations relating to those coupons issued by the Company prior to the Closing Date which are redeemed in accordance with their terms before the date nine (9) weeks after the Closing Date, which coupons the Company shall discharge and pay pursuant to the terms thereof. Anything to the contrary herein notwithstanding, Buyer shall be and remain liable for all coupons issued after the Effective Time.

ARTICLE II
BASIC TRANSACTION

        2.1.    Purchase Price.

                   (a)    The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be: (i) an amount in cash equal to Nine Million Dollars ($9,000,000) (the “Base Consideration”), subject to adjustment as provided in Section 2.2 below, and (ii) the assumption of the Assumed Liabilities. Of the Purchase Price, $500,000 shall be placed in escrow for a period ending on August 31, 2005, such amount to be used exclusively for the payment of any Final Adjustment (as defined below) requiring payment to Buyer. The total escrow amount of $500,000 shall be held pursuant to the terms of the Escrow Agreement attached as Exhibit 2.1. The amount placed in escrow by the Company pursuant to this Section 2.1 shall constitute Buyer’s sole and exclusive remedy with respect to any Final Adjustment to the Purchase Price under this Agreement. With respect to any upward Final Adjustment to the Purchase Price under this Agreement, Buyer shall pay to the Company an upward adjustment in an amount not to exceed $500,000, and such payment shall constitute the Company’s sole and exclusive remedy with respect to any Final Adjustment to the Purchase Price under this Agreement.

        2.2.    Purchase Price Adjustment.

                   (a)    Preliminary Adjustment. The Purchase Price shall be adjusted, on a dollar-for-dollar basis, by the extent to which the Company’s Working Capital attributable to the Juice Division, as reflected on the Preliminary Balance Sheet (as such terms are defined below), varies from Two Million Five Hundred Thousand Dollars ($2,500,000). At the Closing, either: (i) Buyer shall deduct from the Base Consideration the amount, if any, by which the Working Capital is less than $2,500,000, as reflected on the Preliminary Balance Sheet; or (ii) Buyer shall pay to Company, in addition to the Base Consideration, the amount, if any, by which the Working Capital exceeds $2,500,000, as reflected on the Preliminary Balance Sheet. The amount of the adjustment, if any, made to the Base Consideration pursuant to this Section 2.2(a) shall be referred to herein as the “Preliminary Adjustment.”

                   (b)    Final Adjustment. On the first (1st) business day following the final determination of the Final Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the “Settlement Date”), either: (i) the Company shall pay to Buyer the amount, if any, by which the Working Capital as reflected on the Final Closing Balance Sheet is less than the Working Capital as reflected on the Preliminary Balance Sheet, together with interest on such amount being paid from the Closing Date to the date of the payment at the Applicable Rate, or (ii) Buyer shall pay to the Company the amount, if any, by which the Working Capital as reflected on the Final Closing Balance Sheet exceeds the Working Capital as reflected on the Preliminary Balance Sheet, together with interest on such amount being paid from the Closing Date to the date of the payment at the Applicable Rate. The amount, if any, paid by Buyer or the Company pursuant to this Section 2.2(b) shall be referred to herein as the “Final Adjustment.” For example, if Working Capital is $50,000 below $2,500,000 on the Preliminary Balance Sheet, and ends up $50,000 above $2,500,000 on the Final Closing Balance Sheet, Buyer will pay the Company $100,000 as a Final Adjustment (i.e., $50,000 because of the Preliminary Adjustment of the Purchase Price downward and then another $50,000).

                   (c)    Definition of Working Capital. The term “Working Capital” shall mean, without duplication, the excess of: (i) all Trade Accounts Receivable and Inventory of the Company attributable to the Juice Division over (ii) all Trade Accounts Payable of the Company attributable to the Juice Division, in each case determined as of the Closing Date in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Company’s past practices, except as specifically provided herein. As used herein, the following terms shall have the following meanings:

                             (i)    Inventory shall be valued at the Company’s standard cost and shall include overhead capitalization, less an adjustment of $0.20 per case for finished goods, in each case as reflected in the bill of materials and the Company’s other books and records as of the Closing Date, which books and records shall be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Company’s past practices. Notwithstanding the immediately preceding sentence, the total Inventory value shall, for purposes of determining Working Capital, be reduced by $150,000 in the aggregate, in both the Preliminary Balance Sheet and the Final Closing Balance Sheet. All Inventory which is fit for human consumption as of the Closing Date shall be valued, in both the Preliminary Balance Sheet and the Final Closing Balance Sheet, at standard cost, less an adjustment of $0.20 per case for finished goods, and otherwise pursuant to the terms hereof as of the Closing Date.

                             (ii)    The term “Trade Accounts Receivable” shall mean all amounts owing to Company on accounts receivable related exclusively to the Juice Division, which shall include without limitation: (i) balances included on the Accounts Receivable Aging Report for the “01 Grocery,” “03 International” and “04 Food Service” categories as of the Closing Date, (ii) military receivable balances per the Dixon Marketing, Inc. Accounts Receivable Aging Report as of the Closing Date, (iii) a cash discount reserve equal to two percent (2%) of the net receivable balances, (iv) all prepaid expenses, which prepaid expenses shall be accounted for consistently in every respect with the Company’s past practices, and (v) a bad debt reserve equal to the amount of those Trade Accounts Receivables as of the Closing Date which are not collected within 75 days of the Closing Date. The bad debt reserve referenced in subsection (v) above shall be reduced by amounts already reflected in the cash discount reserve and the invalid deduction reserve.

                             (iii)    The term “Trade Accounts Payable” shall mean the payables as set forth on Schedule 2.2(c)(iii), which shall include accrued and unpaid market development funds and slotting fees (collectively, the “MDF”), vendor credits and accrued and unpaid commissions related exclusively to the Juice Division as of the Closing Date. Trade Accounts Payable shall not include any accounting for coupons issued by the Company prior to Closing. Buyer covenants that it shall, on and after the Closing Date, use commercially reasonable efforts, in consultation with the Company, to collect all MDF deductions taken by customers of the Juice Division which are unauthorized under the trade spending commitments set forth in Exhibit 1.1(a)(V)(C) attached to the Company Disclosure Schedule (the “Trade Spending Commitments”). Buyer shall, concurrently with the delivery of the Closing Balance Sheet, provide Company with a written summary of all MDF deductions taken by customers of the Juice Division between the Closing Date and the delivery of the balance sheet referred to in Section 2.2(d)(ii) below. To the extent the Company reasonably believes such MDF deductions are unauthorized under the Trade Spending Commitments, Buyer shall, and hereby does, transfer, assign and subrogate to Company all rights of reimbursement and collection with respect to such Juice Division customers for all such unauthorized MDF deductions. In seeking such reimbursement from Juice Division customers related to unauthorized deductions neither NCI nor its agents will represent themselves as affiliated with, or an agent of, the Buyer or the Juice Division.

                   (d)    Determination of Working Capital.

                             (i)    Preliminary Balance Sheet. For purposes of determining the Working Capital and the Purchase Price payable by the Buyer at the Closing, on or before the Closing Date, the Company has delivered to Buyer a balance sheet of the Juice Division (the “Preliminary Balance Sheet”) as of the close of business on the business day immediately prior to the Closing Date (hereinafter the “Effective Time”), which Preliminary Balance Sheet represents the Company’s reasonable estimate of the Working Capital as of the Effective Time, such balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect with, the Company’s past practices and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. Such balance sheet or the accompanying schedules contains sufficient detail of the Inventory, Trade Accounts Receivable and Trade Accounts Payable for the determination of Working Capital.

                             (ii)    The Final Closing Balance Sheet shall be prepared as follows. Within seventy-five (75) days after the Closing Date, Buyer shall deliver to Company a balance sheet of the Juice Division as of the Effective Time, such balance sheet to be in form and detail identical to, and in its accounting principles and policies consistent in every respect, with the Company’s past practices and accompanied by schedules setting forth in reasonable detail all assets and liabilities included therein. The balance sheet shall be accompanied by detailed schedules of the Inventory, Trade Accounts Receivable and Trade Accounts Payable, and by a report setting forth the amount of Working Capital reflected in the balance sheet and the amount of any further adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.2(b) hereof. The Inventory as reflected on the Final Closing Balance Sheet shall be as reflected on the Preliminary Balance Sheet, except to the extent the physical inventory taken by the parties on or about February 11, 2005 diverges from the Preliminary Balance Sheet. The MDF shall reflect actually incurred deductions or payments (provided that such payments are in accordance with the Trade Spending Commitments) in the time between the Preliminary and Closing Balance Sheet, plus any unused MDF from the Preliminary Balance Sheet. All actual MDF deductions are subject to the unauthorized deductions of Section 2.2(c)(iii) above.

                             (iii)    Within thirty (30) days following the delivery of the balance sheet referred to in Section 2.2(d)(ii) above, the Company may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or the Company pursuant to Section 2.2(b) hereof. Any such objection shall be made in writing and shall state the Company’s determination of the amount of the Working Capital as of the Effective Time.

                             (iv)    In the event of a dispute or disagreement relating to the Final Closing Balance Sheet which Buyer and the Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by Grant Thornton or, failing Grant Thornton’s willingness to so serve, such other independent accounting firm of nationally recognized standing as may be mutually selected by Buyer and the Company (the “Independent Accounting Firm”). The parties agree to instruct the Independent Accounting Firm to calculate the Working Capital of the Juice Division as of the Effective Time and to determine the amount of the Final Adjustment based on the books and records of the Company existing as of the Effective Time (and not on any independent investigation by the Independent Accounting Firm), and using accounting principles and policies consistent in every respect with the Company’s past practices. The Independent Accounting Firm’s calculation of the Working Capital and determination of the Final Adjustment shall be final and binding on the parties for purposes hereof; provided, however, that, notwithstanding any provision to the contrary contained herein: the parties agree to instruct the Independent Accounting Firm that the Working Capital as determined by the Independent Accounting Firm shall be no less than the Working Capital as determined by Buyer pursuant to Section 2.2(d)(ii) above and no greater than the Working Capital as determined by the Company pursuant to Section 2.2(d)(iii) above. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission.

                             (v)    Buyer agrees to permit the Company, the Company’s accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Juice Division, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer’s accountants and access to representatives of Buyer’s accountants, necessary in order to review the balance sheet and Working Capital calculation delivered by Buyer or otherwise used or useful in the preparation of the Final Closing Balance Sheet in accordance with this Agreement. Buyer agrees that, following the Closing through the date that the Working Capital becomes final and binding on the parties hereto in accordance with the terms of this Agreement, it will not take any actions, or permit any actions to be taken, with respect to any accounting books, records, policies or procedures on or from which the Working Capital is to be based or derived that are inconsistent with the Company’s past practice or that would impede or delay the preparation of the Final Closing Balance Sheet or the determination of the Working Capital in the manner and utilizing the methods required by this Agreement. In addition, the Company’s accountants shall have the opportunity to observe the taking of any physical inventory in connection with the preparation of such balance sheet.

                             (vi)    The fees and expenses of the Independent Accounting Firm shall be allocated to the parties as determined by the Accounting Firm based upon the relative success (in terms of percentages) of each party’s claim. For example, if the Independent Accounting Firm’s calculation of the Working Capital and determination of the Final Adjustment reflects a 60-40 compromise of the parties’ claims, the Independent Accounting Firm would allocate expenses 40% to the party whose claim was determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful.

                             (vii)    As used in this Agreement, the term “Final Closing Balance Sheet” shall mean the balance sheet of the Juice Division as of the Effective Time as finally determined for purposes of this Article II, whether by acquiescence of the Company in the figures supplied by Buyer in accordance with Section 2.2(d)(ii), by negotiation and agreement of the parties or by the Independent Accounting Firm in accordance with Section 2.2(d)(iv).

        2.3.    Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin on the date hereof, or at such other time and place as is mutually agreeable to the parties. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

        2.4.    Allocation of Purchase Price.  The Company and Buyer shall jointly prepare an allocation of the Purchase Price among the Purchased Assets in accordance with Internal Revenue Code §1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) within thirty (30) days after the final Working Capital Amount is finally determined pursuant to Section 2.2 hereof. The Company and Buyer shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Buyer and the Company shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other party may reasonably request in preparing such allocation. Neither the Company nor Buyer shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

        2.5.    Closing Deliveries.

                   (a)    Deliveries of the Company. The Company shall deliver to Buyer at the Closing:

                             (i)    A bill of sale substantially in the form attached hereto as Exhibit A, duly executed and acknowledged by the Company, conveying to Buyer all of the Company’s right, title, and interest in the personal property included in the Purchased Assets;

                             (ii)    An assignment and assumption agreement (the “Assignment and Assumption Agreement”) substantially in the form attached hereto as Exhibit B, duly executed by the Company, under which the Company assigns and Buyer assumes the Assumed Liabilities;

                             (iii)    An agreement for the supply of cranberry juice concentrate (the “Cranberry Concentrate Supply Agreement”) substantially in the form attached hereto as Exhibit C, duly executed by the Company, under which the Company agrees to supply, and Buyer agrees to purchase, cranberry juice concentrate during the term thereof;

                             (iv)    An agreement for the provision of transition services (the “Transition Services Agreement”) substantially in the form attached hereto as Exhibit D, duly executed by the Company, under which the Company agrees to supply, and Buyer agrees to pay for, certain transition services during the term thereof;

                             (v)    An assignment and assumption agreement, duly executed by the Company, NCI Foods, LLC, a Wisconsin limited liability company (“NCI”) and Seneca Foods Corporation, a New York corporation (“Seneca”), under which: (i) NCI assigns to Buyer and Buyer assumes all of NCI’s rights under the Seneca License Agreement and (ii) Seneca consents to the assignment of the Seneca License Agreement to Buyer;

                             (vi)    All of the consents set forth on Schedule 2.5(a)(vi) hereto (the “Material Consents”);

                             (vii)    A copy of the resolution of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the other documents and agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of the Company; and

                             (viii)    The opinion of Company counsel, in the form attached hereto as Exhibit “E.”

                   (b)    Deliveries of Buyer. At the Closing, Buyer shall pay to the Company the Base Consideration, plus or minus the Preliminary Adjustment, such amounts payable by wire transfer of immediately available federal funds to such account or accounts at a bank or financial institution as the Company may specify to Buyer in writing. Buyer shall also have delivered to the Company at the Closing:

                             (i)    A copy of the resolution of the board of directors of Buyer authorizing the execution and performance of this Agreement and the other documents and agreements contemplated hereby, certified by the secretary or an assistant secretary of Buyer;

                             (ii)    The Assignment and Assumption Agreement duly executed by Buyer;

                             (iii)    The Cranberry Concentrate Supply Agreement duly executed by Buyer;

                             (iv)    The Transition Services Agreement, duly executed by Buyer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Buyer as of the date of this Agreement that the statements contained in this Article III are true and correct, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Buyer concurrently with the execution of this Agreement and dated as of the date of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Agreement and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Agreement and any other section in this Agreement where it is reasonably clear that the disclosure is intended to apply to such other section.

        3.1.    Organization and Qualification.  The Company is a corporation duly organized, validly existing and in active status under the laws of the state of Wisconsin and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on the Company. The Company has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Buyer a complete and correct copy of its articles of incorporation (including all certificates of designation or the equivalent thereof) and bylaws, each as amended to the date hereof. Such articles of incorporation and bylaws, each as amended to date, are in full force and effect.

        3.2.    Authority.  The Company has the necessary corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company, nor any stockholder vote or consent, is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyer, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

        3.3.    No Violation; Consents.

                   (a)    Except as set forth on Section 3.3 of the Company Disclosure Schedule, and except with regard to the confidentiality provisions of those contracts listed on Section 3.3(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will conflict with or constitute a breach or violation of any provision of the articles of incorporation or bylaws of the Company, as amended, constitute a material breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any note, bond, mortgage, indenture, deed of trust, or any material license, lease, agreement or other material instrument to which the Company, or by which it or any of the Purchased Assets, are bound, or conflict with or violate any material order, judgment or decree, or any material law, statute, ordinance, rule or regulation applicable to the Company, or by which it or any of the Purchased Assets may be bound or affected.

                   (b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the transfer of the Purchased Assets to Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or materially delay consummation of the transactions contemplated hereby, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect and would not materially impact the Buyer’s ability to commercially exploit the Purchased Assets.

        3.4.    Title to Purchased Assets; Condition of Assets.

                   (a)     The Company has the power and the right to sell, assign and transfer and the Company will sell and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

                   (b)     Except as set forth on Section 3.4 of the Company Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in the personal property included in the Purchased Assets.

        3.5.    Broker’s Fees.  Except as set forth on Section 3.5 of the Company Disclosure Schedule, the Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer would become liable or obligated. All obligations for fees or commissions owing to the Persons listed on Section 3.5 of the Company Disclosure Schedule shall be the responsibility of the Company.

        3.6.    Legal Compliance; Permits.

                   (a)    Except as set forth on Section 3.6 of the Company Disclosure Schedule, the Company is and has been in compliance in all material respects with all applicable laws relating to the Juice Division (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and the Company has not received written notice that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

                   (b)    Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business it is now being conducted with respect to the Juice Division (the “Company Permits”), except where the failure to obtain any such Company Permits would not prevent or materially delay consummation of the transactions contemplated hereby, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

        3.7.    Trade Rights.  Schedule 1.1(a)(ii) lists all Juice Division Trade Rights which are Trade Rights of the type described in clauses (i), (ii) or (iii) of Section 1.1(a)(ii) in which the Company or NCI now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by the Company or NCI, and also indicating which of such Trade Rights are registered. Except as set forth in Section 3.7 of the Disclosure Schedule, all Juice Division Trade Rights shown as registered in Schedule 1.1(a)(ii) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. Except as set forth in Section 3.7 of the Disclosure Schedule, the Company is not to its knowledge infringing and has not infringed any Trade Rights of another in the operation of the business of the Company and to the knowledge of the Company, no other Person is infringing the Trade Rights of the Company. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has not granted any license or made any assignment of any registered Juice Division Trade Right listed on Schedule 1.1(a)(ii), and no other Person has any right to use any registered Juice Division Trade Right owned or held by the Company. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no Litigation pending or, to the knowledge of the Company, threatened to challenge the Company’s right, title and interest with respect to its continued use and right to preclude others from using any Juice Division Trade Rights of the Company. Except as set forth on Section 3.7 of the Disclosure Schedule, all registered Juice Division Trade Rights of the Company are valid, enforceable and in good standing, and there are no equitable defenses to enforcement based on any act or omission of the Company.

        3.8.    Tax Matters.

                   (a)    The Company has filed all Tax Returns that it was required to file with respect to the Juice Division and has paid all Taxes shown thereon as owing. Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Juice Division. There are no security interests on any of the assets of the Company used in the Juice Division that arose in connection with any failure (or alleged failure) to pay any Tax.

                   (b)    There is no dispute or claim concerning any Tax Liability with respect to the Juice Division claimed or raised by any authority in writing. Section 3.8(b) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Juice Division for taxable periods ended on or after August 31, 2002, and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

                   (c)    The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Juice Division.

                   (d)    The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any Liability for the Taxes or any Person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

        3.9    Contracts.  The agreements listed in Schedule 1.1(a)(iii)constitute all of the agreements relating exclusively to the Juice Division which are material to the operation of the Juice Division. Except as set forth on Section 3.9of the Company Disclosure Schedule, the Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 1.1(a)(iii) (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 1.1(a)(iii). Except as set forth in Section 3.9 of the Company Disclosure Schedule, with respect to each such agreement: (a) the agreement is a legal, valid, binding, and enforceable obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally; (b) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) neither the Company nor, to the knowledge of the Company, any other party thereto has repudiated any provision of the agreement.

        3.10.    Trade Accounts Receivable. All Trade Accounts Receivable reflected on the Preliminary Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm’s length sales actually made in the ordinary course of business.

        3.11.    Inventory. Except as set forth on Section 3.11 of the Company Disclosure Schedule, all Inventory reflected on the Preliminary Balance Sheet is fit for human consumption. Except as set forth on Section 3.11 of the Company Disclosure Schedule, all packaging, labels and finished goods contained in the Inventory of the Juice Division are in compliance in all material respects as to content, labeling and packaging with applicable laws and regulations (including, without limitation, those of the U.S. Department of Agriculture and U.S. Food and Drug Administration).

        3.12.    Major Customers and Suppliers.

                   (a)    Section 3.12(a) of the Company Disclosure Schedule contains a list of the ten (10) largest customers, including distributors, of the Juice Division for each of the two (2) most recent fiscal years and for the five-month period ending January 31, 2005 (determined on the basis of the total dollar amount of sales) showing the total dollar amount of sales to each such customer during each such year or period.

                   (b)    Section 3.12(b) of the Company Disclosure Schedule contains a list of the ten (10) largest suppliers to the Juice Division for each of the two most recent fiscal years and for the five-month period ending January 31, 2005 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year or period. Section 3.12(b) of the Company Disclosure Schedule also contains a true and correct list of all contracts for the purchase of fruit juice concentrate in excess of $50,000.

                   (c)    Section 3.12(c) of the Company Disclosure Schedule contains a list by product line of all sales representatives and brokers of the Juice Division, together with representative copies of all sales representative and broker contracts.

        3.13.    Litigation.  Section 3.13of the Company Disclosure Schedule sets forth each instance in which the Company: (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge related to the Purchased Assets or (ii) is a party or, to the knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation related to the Purchased Assets of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. Except as described in Section 3.13 of the Company Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 3.13 of the Company Disclosure Schedule reasonably could be expected to result in any Material Adverse Effect with respect to the Purchased Assets.

        3.14.    Labor Matters.

                   (a)    Except as set forth in Section 3.14 of the Disclosure Schedule, (a) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any Persons employed by the Juice Division, which controversies would prevent or materially delay consummation of the transaction contemplated hereby or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would, individually or in the aggregate, have a Material Adverse Effect; (b) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Juice Division of the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (c) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any material provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract with respect to the Juice Division; (d) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (e) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary with respect to the Juice Division.

                   (b)    Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Persons employed by the Juice Division of the Company or any Company Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for any non-compliance that would not prevent or materially delay consummation of the transactions contemplated hereby or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Company Subsidiaries have paid in full all employees of the Juice Division or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is currently pending no material claim against the Company or any Company Subsidiary with respect to payment of wages, salary or overtime pay that has been asserted or, to the Company’s knowledge, is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Juice Division of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or, to the Company’s knowledge, is now pending or threatened with respect to the Company. There is currently pending no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or to the Company’s knowledge threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary have employed or employ any person relating to the Juice Division.

        3.15.    Purchased Assets. Except as set forth on Schedule 1.1(b), the Purchased Assets include all of the assets of the Company which are currently used in the operation of the Juice Division currently conducted by the Company as of the date hereof

        3.16.    Environmental Matters. Except as described in Section 3.16 of the Company Disclosure Schedule and except as such relates to any real property of the Company (none of which is being conveyed to Buyer hereunder), to the Company’s knowledge and only as such relates to the Juice Division, (a) the Company and the Company Subsidiaries have not materially violated and are not in material violation of any Environmental Law (as defined below); (b) none of the properties currently or formerly owned, leased or operated by the Company and the Company Subsidiaries (including, without limitation, soils and surface and ground waters) are or were contaminated by the Company or the Company Subsidiaries with any Hazardous Substance (as defined below); (c) neither the Company nor the Company Subsidiaries are liable for any off-site contamination by Hazardous Substances; (d) the Company and the Company Subsidiaries are not liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (f) the Company and the Company Subsidiaries are in material compliance with their Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

        “Environmental Law” means any applicable federal, state or local law in effect as of the date hereof relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment, health, safety or natural resources.

        “Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts in effect as of the date hereof, as each may be amended from time to time, and all regulations thereunder in effect as of the date hereof: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

        3.17.    Insurance.     Section 3.17 of the Company Disclosure Schedule contains a list of all policies of insurance to which each of the Company and the Company Subsidiaries are a party or are a beneficiary or named insured.

        3.18.    Financial Information. The Company has provided to Buyer the Preliminary Balance Sheet, as well as its historical sales reports, costs of goods, coupon accruals, accrued and unpaid market development funds and slotting fees, commission accruals, cash discounts, freight and advertising expenses for the twelve (12) months ended August 31, 2004 and the five (5) months ended January 31, 2005 (together with the Preliminary Balance Sheet, the “Financial Information”). The Financial Information provided to Buyer was compiled from the Company’s consolidated financial statements and is complete and accurate in all material respects. Buyer acknowledges and agrees that the Company does not maintain segregated audited or unaudited financial statements specific to the Juice Division or the Purchased Assets, and that as such all Financial Information provided hereunder is not represented or warranted to comply or otherwise have been prepared in accordance with GAAP.

        3.19.    Undisclosed Liabilities. Except for those liabilities that are disclosed in Section 3.19 of the Company Disclosure Schedule or are fully reflected or reserved against on the Preliminary Balance Sheet, neither the Company nor any Company Subsidiary has outstanding any liability or obligation of any nature whatsoever relating to the Juice Division (whether absolute, accrued, contingent or otherwise and whether due or to become due).

        3.20.    Limitations on Representations and Warranties. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (a) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, THE COMPANY IS TRANSFERRING THE PURCHASED ASSETS “AS IS, WHERE IS AND WITH ALL FAULTS” AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, NEITHER THE COMPANY NOR ANY OTHER PERSON IS MAKING, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY OF THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER BY THE COMPANY OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY BUYER CONCERNING ANY OF THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, BUT NOT LIMITED TO: (i) the quality, nature, merchantability, use, operation, value, marketability, adequacy or physical condition of any of the Purchased Assets or any aspect or portion thereof; (ii) the magnitude or dimensions of any of the Purchased Assets; (iii) the development or income potential of, or rights of or relating to the development or income potential of, any of the Purchased Assets, or the fitness, suitability, value or adequacy of any of the Purchased Assets for any particular purpose; (iv) the compliance of any of the Purchased Assets or their operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any authority or of any other Person; (v) the ability of Buyer to obtain any necessary governmental approvals, licenses or permits for the use or development of any of the Purchased Assets; or (vi) the likelihood that customers and suppliers of the Juice Division business will after Closing continue their relationship with the Juice Division Brands, maintain such relationship with the Juice Division at substantially the same level, or continue to purchase inventory of products relating to the Juice Division Brands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Company as of the date of this Agreement that the statements contained in this Article IV are true and correct.

        4.1.    Organization and Qualification.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has the limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely to have a Material Adverse Effect on Buyer. Buyer has heretofore made available a complete and correct copy of its certificate of formation, as amended to the date hereof. Such certificate of formation, as amended to date, is in full force and effect.

        4.2.    Authority.  Buyer has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

        4.3.    No Violation. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of its certificate of incorporation or bylaws, as amended, constitute a material breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, or accelerate the performance required by, or result in the creation of any Lien upon any property or asset of Buyer under, any note, bond, mortgage, indenture, deed of trust or any material license, lease, agreement or other material instrument to which Buyer or its properties or assets, are bound, or subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, conflict with or violate any material statute, ordinance, rule or regulation applicable to Buyer, or by which it or any of its properties or assets may be bound or affected. Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will conflict with or violate any order, judgment or decree applicable to Buyer, or by which it or any of its properties or assets may be bound or affected.

        4.4.    Finder’s Fees. No Person retained by Buyer or its Affiliates is or will be entitled to any commission or finder’s or similar fee in connection with the transactions contemplated by this Agreement.

        4.5.    Litigation.     There is no suit, claim, proceeding or investigation pending or, to Buyer’s knowledge, threatened against Buyer which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Buyer is not a party to or bound by any outstanding order, writ, injunction or decree which is reasonably likely to have a Material Adverse Effect on Buyer or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

        4.6.    Funding.     Buyer has and will have at Closing and upon the Settlement Date, cash sufficient to enable it to timely and fully perform all of its obligations hereunder, including without limitation the payment of the Base Consideration, the Preliminary Adjustment and any Final Adjustment payable to the Company.

        4.7.    Company Stock. Buyer does not own, nor within the past three years has it owned (directly or indirectly, beneficially or of record), any capital stock of the Company and is not a party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any share of capital stock of the Company.

ARTICLE V
FURTHER AGREEMENTS

        5.1.    Confidentiality.     The parties acknowledge that Buyer and the Company have previously executed a Confidentiality Agreement dated December 15, 2003, (the “Confidentiality Agreement”), which Confidentiality Agreement will terminate upon Closing and be replaced by the confidentiality provisions of this Agreement.

        5.2.    Public Disclosure. Buyer and the Company agree that the initial press release with respect to the transactions contemplated hereby shall be in a form agreed to by and between Buyer and the Company; provided, however, that nothing contained in this Agreement shall prohibit the Company from making any disclosure of the transactions contemplated hereby which the Company reasonably determines is required by applicable law.

        5.3.    Preservation of Books and Records. Buyer agrees that the Company may retain copies of all original books and records in respect of the Business, and that Buyer shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of Buyer or its Affiliates for a period of six (6) years after the Closing Date (the “Record Retention Period”). The Company or its representatives, upon reasonable notice and for any reasonable business purpose, shall have access during normal business hours to examine, inspect and copy such books and records. Buyer shall provide the Company or its representatives with, or cause to be provided to the Company or its representatives, such original books and records of the Business as the Company or its representatives shall reasonably request in connection with any action to which the Company is a party or in connection with the requirements of any law applicable to the Company or its representatives.

        5.4.    Further Actions; Filings.

                   (a)    Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation the execution and delivery of any documents, certificates, agreements and other writings and the taking of such other actions as may be reasonably necessary or desirable (but which shall not cause the Company to incur any material expense) in order to vest in Buyer good title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) respond to all inquiries and investigations, make all necessary filings, and thereafter make any other submissions, with respect to this Agreement, the transactions contemplated by this Agreement that are required under (A) applicable federal and state securities laws, (B) the HSR Act and foreign antitrust regulations, if any, applicable to the transactions contemplated by this Agreement and (C) any other applicable law. The parties hereto shall cooperate with each other in connection with the making of all such filings.

                   (b)    Each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened inquiry, action, proceeding or investigation by any Governmental Entity or any other Person, whether arising prior to or after the Closing, (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit or set aside the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Buyer or its subsidiaries to own or operate all or any portion of the Purchased Assets of the Company. If a suit or other action is threatened or instituted by any Governmental Entity or other entity challenging the validity or legality, or seeking to enjoin or set aside the consummation of the transactions contemplated by this Agreement, the parties shall use commercially reasonable efforts to defend such suit or action, and shall pay their own costs incurred in connection with doing so.

                   (c)    Notwithstanding anything to the contrary in this Agreement, including, without limitation, the indemnification provisions contained in Article VIII, each party shall be responsible for the costs it and its officers, directors, employees, agents, advisors, representatives and Affiliates incur in connection with complying with the provisions of this Section 5.4 in connection with any such inquiry, action, proceeding or investigation initiated under any applicable antitrust law, rule or regulation.

        5.5.    Employees; Employment and Benefit Arrangements.

                   (a)    Section 5.5 of the Company Disclosure Schedule sets forth the current, active employees of the Company whose employment primarily relates to the Juice Division, including, without limitation, all full-time employees whose employment primarily relates to the Juice Division and any inactive employees previously employed whose employment primarily related to the Juice Division who have a right of reemployment by the Company under applicable law (collectively, the “Business Employees”). Nothing contained in this Agreement shall confer upon any Business Employee or any other employee or former employee of the Company any right to employment with Buyer or its Affiliates.

                   (b)    Except as set forth in Section 5.5(c), below, the Company shall be responsible for all obligations due and Liabilities associated with the Business Employees of the Company in connection with their employment prior to, on or after the Closing Date (except to the extent such Liabilities arise from the hiring of such Business Employees by Buyer on or after the termination of their employment with the Company) or in connection with their termination from employment with the Company prior to, on or after the Closing Date, including, without limitation, any Liabilities in connection with bonuses, vacations, employment arrangements, termination or severance as set forth in Section 3.14. Except as otherwise provided in this Section 5.5, the Buyer shall be responsible for all obligations and Liabilities that arise following the Closing Date in connection with its employment of any employees of the Juice Division, it being understood that the employees providing services under the Transition Agreement shall not be deemed employees of Buyer.

                   (c)    In respect of notices and payments relating to the Business Employees, the Company shall be responsible for and assume all Liabilities for (and shall indemnify and hold Buyer harmless from and against) any and all notices, payments, fines or assessments due to any Governmental Entity or Business Employee, and all legal and other costs and expenses related thereto, pursuant to any applicable federal, state, local or foreign law, common law, statute, rule, regulation or ordinance with respect to the employment, discharge or layoff of Business Employees by the Company prior to, on or after the Closing Date, including, but not limited to the Worker Adjustment and Retraining Notification Act, the Wisconsin Business Closing Law, and any rules or regulations as have been issued in connection with the foregoing (jointly referred to throughout this Agreement as the “WARN Act”). The Company further agrees to defend, indemnify and hold Buyer harmless from and against any and all Liabilities incurred by Buyer with respect to the Company’s failure to comply with its WARN Act obligations in respect of the Business Employees or with respect to the Company’s failure to comply with its obligations under Section 5.5(b) above (except to the extent such Liabilities arise from the hiring of such Business Employees by Buyer on or after the termination of their employment with the Company). The indemnity in this Section 5.5(c) is to be provided without giving effect to the limitations set forth in Section 8.3(c) below. In respect of notices and payments relating to events occurring after the Effective Time, each party shall be responsible for, and shall indemnify and hold harmless the other against, any WARN Act obligations or Liabilities arising with respect to employees actually employed by such party after the Closing, it being understood that the employees providing services under the Transition Agreement shall not be deemed employees of Buyer, unless such employees are hired independently by Buyer.

        5.6.    Funding. Buyer agrees that it has and will have at Closing and upon the Settlement Date, cash sufficient to enable it to timely and fully perform all of its obligations hereunder, including without limitation the payment of the Base Consideration, the Preliminary Adjustment and any Final Adjustment payable to the Company.

        5.7.    Assignment of Purchased Contracts. To the extent that any Purchased Contract for which assignment to Buyer as provided herein is not permitted without the consent of another party or the confidentiality provisions of which prohibit the Company’s disclosure of the contract or its terms, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment, attempted assignment or disclosure would constitute a breach thereof. The Company and Buyer agree to use commercially reasonable efforts (provided that such efforts shall not require additional cost or expense (other than incidental costs or expenses)) to obtain the consent of such other party to the assignment or disclosure of any such Purchased Contract to Buyer in all cases in which such consent is or may be required for such assignment or disclosure. Until such consent is obtained or if it is not obtained, the Company shall cooperate with Buyer in any reasonable arrangement (such as by agency or sublicense) designed to provide Buyer with the economic benefits under such relevant contract; provided that to the extent that Buyer requires the Company to undertake any services or take any action in furtherance of the performance of such Purchased Contract, any such services or actions shall be the subject of a separate agreement that the parties shall, in good faith, negotiate as promptly as possible and that shall be mutually acceptable to the parties. The Purchase Price hereunder shall not be reduced by reason of the inability to transfer (by assignment, subcontract or otherwise) to Buyer any such Purchased Contract on or after the Closing Date. Each party shall be responsible for all of its internal costs and expenses incurred by it in connection with the actions required by it under this subsection.

        5.8.    Transition Period. The Company will for a period of six (6) months after the Closing Date use commercially reasonable efforts to maintain all systems, records and software programs relating to the Juice Division, provide Buyer reasonable access thereto, and, to the extent reasonable practicable and so as not to violate any confidentiality or other obligations of the Company, shall transition all such records to Buyer within 6 months after the Closing Date (provided that no such actions shall not cause the Company to incur any expense).

        5.9.    Corporate Name. Buyer hereby grants to Company a fully paid, exclusive, royalty free right and license to use the Corporate Name in connection with its continuing business operations for a period of two (2) years following the Closing; provided, however, that the Company covenants and agrees that during such period it shall not use the Corporate Name in connection with any business competitive with the retail sale or marketing of juice, juice drinks or cranberry related products, and provided, further, that Company agrees that it shall promptly change its corporate name at the expiration of such two (2) year term. In using the name, Northland will adhere to the same quality standards as it did prior to the Closing Date. Any goodwill associated with the use of the name shall inure to the benefit of Buyer.

ARTICLE VI
[INTENTIONALLY LEFT BLANK]

ARTICLE VII
DEFINED TERMS

        The following capitalized terms when used herein shall have the meaning indicated below. Definitions of certain other capitalized terms are set forth elsewhere in this Agreement.

        “Affiliate”shall mean, with respect to a particular Person, Persons controlling, controlled by, or under common control with that Person.

        “Applicable Rate” shall mean the prime rate of interest reported from time to time in The Wall Street Journal.

        “Brands”shall mean those brands associated with the Company Trade Rights set forth in Schedule 1.1(a)(ii) hereto, together with those associated with the assignable Trade Rights under the Seneca License Agreement assigned to Buyer.

        “Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement of any kind that is maintained, sponsored or contributed to by the Company and with respect to which the Company has any Liability or potential Liability with respect to any Business Employees.

        “Company’s knowledge” or “knowledge of the Company” or words of similar import shall mean, with respect to any matter in question, the actual knowledge of John Swendrowski, Ricke Kress and Nigel Cooper.

        “ERISA”means the Employee Retirement Income Security Act of 1974, as amended.

        “GAAP”means United States generally accepted accounting principles as in effect from time to time, consistently applied.

        “Governmental Entity” shall mean any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

        “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        “Juice Division” shall mean the Company’s business of producing, packaging, marketing, distributing and selling fruit juices, juice blends, juice concentrates packaged for retail sale, dried cranberries and chocolate-coated cranberries under the Brands (but excluding the Company’s business of producing, packaging, marketing, distributing and selling fresh and frozen cranberries, fresh fruit, cranberry sauce and cranberry juice concentrate).

        “Liability”means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, due or undue, liquidated or unliquidated, secured or unsecured.

        “Lien”or “Liens” means any lien, security interest, pledge, charge, claim, mortgage, easement, restriction or any other encumbrance.

        “Losses”means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, losses, out-of-pocket expenses, and fees, including court costs and reasonable attorneys’fees and expenses.

        “Material Adverse Effect” shall mean, with respect to any Person, any effect that individually or taken together with other effects is materially adverse to: (i) the financial condition, or business of such Person and its subsidiaries, taken as a whole (provided, however, that, with respect to the representations and warranties made by the Company, a Material Adverse Effect shall mean any effect that individually or taken together with other effects is materially adverse to the financial condition of the Purchased Assets or to the Juice Division) or (ii) the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect with respect to the Company: (a) events, changes, conditions or effects disclosed in the exhibits, addenda and schedules hereto, including without limitation the Company Disclosure Schedule; (b) events, changes, conditions or effects consented to by Buyer in writing; (c) events, changes, conditions or effects attributable to the acts or omissions of, or on behalf of, Buyer; (d) any change on or after the Closing Date in any law effecting the Purchased Assets, the Assumed Liabilities, the Juice Division, the Company or any of the Company’s Subsidiaries or any interpretation thereof; (e) changes in the market price or trading volume of Company’s Common Stock; (f) changes in the Company not related to the financial condition or business of the Juice Division; (g) changes or developments in the consumer food and beverage products industry in general; (h) changes or developments in the supply or availability of raw materials or packaging material, including without limitation labels, bottles and other bottling and packaging materials, used in the Juice Division (i) changes or developments in financial or securities markets or the economy in general; (j) national or international political or social events, changes, conditions or effects, including without limitation those attributable to acts of war, terrorism or other conflicts; or (k) the announcement or public disclosure of the transactions contemplated by this Agreement.

        “Permitted Liens” shall mean: (i) Liens for Taxes not yet due and payable; (ii) Liens associated with the Purchased Assets arising after the Closing Date.

        “Person”shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or association or other form of business enterprise or a Governmental Entity.

        “Subsidiary”shall mean any corporation, partnership, limited liability company, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

        “Taxes”shall mean all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, documentary, intangibles, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred, accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax. References to the Company or any Subsidiary shall be deemed to include any predecessor to such Person from which the Company or such Subsidiary incurs a liability for Taxes as a result of transferee liability.

        “Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        Each capitalized term listed below is defined in the corresponding Section listed below.

Term	Section No.
Accounts Receivable	1.1(a)(iii)
Agreement	Preamble
Assignment and Assumption Agreement	2.5(a)(ii)
Assumed Coupon Liabilities	1.2
Assumed Liabilities	1.2
Base Consideration	2.1(a)
Business Employees	5.5(a)
Buyer	Preamble
Buyer Indemnified Party	8.1
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Disclosure Schedule	Article III
Company Indemnified Party	8.2
Confidential Information	9.1
Confidentiality Agreement	5.1

Term	Section No.
Corporate Name	1.1(b)
Effective Time	2.2(d)(ii)
Environmental Law	3.15
Environmental Permits	3.15
Excluded Assets	1.1(b)
Excluded Liabilities	1.2
Final Adjustment	2.2(b)
Final Closing Balance Sheet	2.2(d)(iv)
Hazardous Substances	3.15
Independent Accounting Firm	2.2(d)(iv)
Juice Division Trade Rights	1.1(a)(ii)
Permitted Recipients	9.3
Preliminary Adjustment	2.2(a)
Preliminary Balance Sheet	2.2(d)
Purchase Price	2.1(a)
Purchased Assets	1.1(a)
Purchased Contracts	1.1(a)(iii)
Record Retention Period	5.3
Seneca License Agreement	1.1(a)(ii)
Settlement Date	2.2(b)
Trade Accounts Payable	2.2(c)(iii)
Trade Accounts Receivable	2.2(c)(i)
Trade Rights	1.1(a)(ii)
WARN Act	5.5(c)
WARN Act	5.5(c)
Working Capital	2.2(c)

ARTICLE VIII
INDEMNIFICATION

        8.1.    Company’s Indemnity. The Company covenants and agrees to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a “Buyer Indemnified Party”) from and against, and pay or reimburse each Buyer Indemnified Party for, any and all Losses actually sustained as a result of:

                   (a)    any failure by the Company to carry out, perform, satisfy and discharge any of its covenants or agreements set forth in this Agreement;

                   (b)    the Excluded Liabilities; and

                   (c)    any breach of the Company’s representations and warranties contained in Section 3.2 (Authority), Section 3.3 (No Violation; Consents), Section 3.4 (Title to Purchased Assets), Section 3.6 (Legal Compliance; Permits), Section 3.7 (Trade Rights), Section 3.8 (Tax Matters), Section 3.9 (Contracts), Section 3.13 (Litigation), Section 3.17 (Insurance), Section 3.18 (Financial Information) and Section 3.19 (Undisclosed Liabilities).

        8.2.    Buyer’s Indemnity. Buyer covenants and agrees to defend, indemnify and hold harmless Company, its officers, directors, employees, agents, advisers, representatives and Affiliates (each, a “Company Indemnified Party”) from and against, and pay or reimburse each Company Indemnified Party for, any and all Losses actually sustained as a result of:

                   (a)    any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants or agreements set forth in this Agreement;

                   (b)    the ownership of the Purchased Assets after the Closing, subject to the agreement of the parties contained in Section 5.4(c) of this Agreement; and

                   (c)    the Assumed Liabilities.

        8.3.    Provisions Regarding Indemnities.

                   (a)    Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under Section 8.1 or Section 8.2 hereof, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume and control the defense thereof using counsel reasonably acceptable to the indemnified party; provided, that, the indemnifying party shall continue to be entitled to assert any limitation on any claims contained herein. Should an indemnifying party so elect to assume the defense of a third party claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with reasonable access to relevant books and records in their possession. The indemnifying party shall obtain the prior written consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the indemnified party or if such settlement does not expressly and unconditionally release the indemnified party from all liabilities and obligations with respect to such claim, without prejudice except for payments that would be required to be paid by indemnified party hereunder.

                   (b)    Time Limitation. Any claim or action brought under this Article VIII for breach of a representation or warranty referenced in Section 8.1(c) above, or for breach of the Company’s indemnity obligations under Section 5.5(c) above with respect to the WARN Act, must be brought no later than August 31, 2005. Any claim or action brought under this Article VIII for a breach of a covenant contained herein must be brought no later than August 31, 2005 or, in the case of the covenants contained in Section 5.3, Section 5.9 and Section 9.1, no later than the expiration of the covenants contained therein. Except for the representations and warranties of the Company described in Section 8.1(c) above, all other representations and warranties contained herein shall expire on the Closing Date. The expiration of rights set forth in this Section 8.3(b) shall not affect an indemnified party’s right to prosecute to conclusion any claim made by such indemnified party in accordance with Article VIII hereof prior to the time that the relevant right of indemnity terminates or expires.

                   (c)    Amount Limitation.

                             (i)    No indemnified party hereunder shall be entitled to receive any indemnification payments under this Article VIII until the aggregate amount of Losses incurred by the indemnified party exceed $250,000 in the aggregate. If this limit is reached, all Losses from the first dollar of Losses shall be recoverable.

                             (ii)    The maximum aggregate amount of indemnification payments under Section 8.1(a), 8.1(b) and 8.1(c) (as such, in the case of payments under Section 8.1(c), relates to breaches of the representations or warranties contained in clauses (ii) and (iii) of Section 3.3 (No Violation; Consents), Section 3.4(b) (Title to Purchased Assets), Section 3.6 (Legal Compliance; Permits), the second, third, fifth and sixth sentences of Section 3.7 (Trade Rights), Section 3.9 (Contracts), Section 3.13 (Litigation), Section 3.17 (Insurance), Section 3.18 (Financial Information) and Section 3.19 (Undisclosed Liabilities)) which Buyer shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not in the aggregate exceed $450,000.

                             (iii)    The maximum aggregate amount of indemnification payments under Section 8.1(c), as such relates to breaches of the representations or warranties contained in Section 3.2 (Authority), clause (i) of Section 3.3 (No Violation; Consents), Section 3.4(a) (Title to Purchased Assets), the first and fourth sentences of Section 3.7 (Trade Rights) and Section 3.8 (Tax Matters)), which Buyer shall be entitled to receive, upon the triggering of any indemnification obligation hereunder, shall not in the aggregate exceed the Purchase Price.

                   (d)    Exclusive Remedy.

                             (i)    Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against the Company with respect to any and all claims (other than proven claims for actual fraud committed by the Company) relating (directly or indirectly) to this Agreement or the transactions contemplated hereby shall be pursuant to the provisions set forth in this Article VIII. Buyer may not avoid the limitations on liability of the Company set forth herein by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything contained to the contrary in this Agreement, Buyer shall not be entitled to indemnification pursuant to this Article VIIIwith respect to Losses or alleged Losses that are a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining whether or not there will be an adjustment to the Purchase Price pursuant to Section 2.2 hereof.

                             (ii)    The Company acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against Buyer with respect to any and all claims (other than proven claims for actual fraud by Buyer) relating (directly or indirectly) to this Agreement or the transactions contemplated hereby shall be pursuant to the provisions set forth in this Article VIII. The Company may not avoid the limitations on liability of the Company Indemnified Parties set forth herein by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding anything contained to the contrary in this Agreement, the Company shall not be entitled to indemnification pursuant to this Article VIII with respect to Losses or alleged Losses that are a result of, or based upon or arising from, any claim or liability to the extent such claim or liability is taken into account in determining whether or not there will be an adjustment to the Purchase Price pursuant to Section 2.2 hereof.

                   (e)    Lost Profits. In no event shall any indemnified parties be entitled to recover or make a claim for any amounts in respect of loss of business, lost profits, multiples of profits, multiples of earnings, multiples of cash flow, goodwill, business reputation, consequential damages or punitive damages in calculating the amount of any Losses.

ARTICLE IX
CONFIDENTIALITY

        9.1.    Definition of Confidential Information. The parties acknowledge that at or following the Closing, information will have been provided to, or will have come to the attention of, each party and its employees, agents, and representatives regarding the other party, which information is of value to the disclosing party and is not generally available to the public. This information may include but is not limited to the formulations, specifications, product development histories, test results, ideas, marketing concepts, designs, drawings, techniques, personnel, technical and financial data, models, flow charts, procedures, now-how, methods, inventions and forecasts (hereinafter collectively referred to as “Confidential Information”). The parties further acknowledge that Confidential Information which primarily relates to the Purchased Assets or the business conducted by the Company with the Purchased Assets prior to the Closing shall be considered Confidential Information of the Buyer following the Closing. However, Confidential Information does not include any information which: (i) was or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party, or (ii) comes into the possession of the receiving party after the date of the Closing on a nonconfidential basis from a source other than the disclosing party or its agent, providedthat, insofar as is reasonably known to the receiving party, the disclosure by such source does not violate any confidentiality agreement between such source and the disclosing party.

        9.2.    Use of Confidential Information. The receiving party shall use the disclosing party’s Confidential Information only for the purpose of performing its obligations under this Agreement or as contemplated in this Agreement or any agreements entered into pursuant to this Agreement, and for no other purpose; provided, however, that the foregoing shall not prevent the Company or any successor in interest of the Company from using, without payment of any additional consideration to Buyer, that portion of Buyer’s Confidential Information that relates to the Purchased Assets or the business conducted by the Company with the Purchased Assets prior to the Closing to the extent necessary to carry out its business following the Closing and provided, further, that Buyer shall make available to the Company such records for use for the purposes of operating the Company’s continuing businesses; corporate administration, record keeping and preparation of reports required by insurers and taxing, regulatory and other governmental authorities; and enforcement, defense, dispute resolution and other matters concerning accounts receivable, liabilities, claims and other matters which are, or are related to, assets other than the Purchased Assets, Assumed Liabilities, liabilities, contracts and rights and obligations not acquired or assumed by Buyer.

        9.3.    Confidentiality.     The receiving party agrees to keep the disclosing party’s Confidential Information confidential and shall not, without the prior written consent of the disclosing party, disclose such Confidential Information to any third party, in whole or in part, other than for the purposes of performing its obligations under this Agreement or any agreements entered into pursuant to this Agreement and provided such third party has duly executed a confidentiality agreement pursuant to which such third party has agreed to maintain in confidence and no use or disclose such Confidential Information other than for such purposes. The receiving party likewise shall not disclose such Confidential Information to any Affiliate except those who have an actual need to know such Confidential Information for the purpose of performing the receiving party’s obligations under this Agreement or any agreements entered into pursuant to this Agreement who are informed by the receiving party of the confidential nature of such Confidential Information and who agree to be bound by this Agreement (“Permitted Recipients”). The receiving party shall be responsible for any breach of any provision of this Agreement by its Permitted Recipients.

        9.4.    Legal Requirement to Disclose. In the event that the receiving party becomes legally compelled to disclose any of the disclosing party’s Confidential Information, the receiving party shall provide the disclosing party with prompt notice, if lawful, so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event such protective order or other remedy is not obtained, or the disclosing party waives compliance with the provisions of this Agreement, the receiving party shall furnish only that portion of the disclosing party’s Confidential Information which the receiving party is advised by its counsel is legally required to be furnished, and the receiving party shall use its best efforts to obtain assurances that such Confidential Information shall be treated confidentially by the recipient thereof.

ARTICLE X
GENERAL PROVISIONS

        10.1.    Notices.     All notices, demands, consents, or other communications that are required or permitted hereunder or that are given with respect to this Agreement shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notice shall be deemed given upon the earlier of the date when received at, or the fifth day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other parties in accordance with this Agreement:

(a)	if to Buyer, to:

Apple & Eve, LLC 2 Sea View Boulevard Port Washington, NY 11050-4634 Attn: Gordon Crane, Chief Executive Officer Facsimile: (516) 625-9474

with copies to:

Moses & Singer LLP 1301 Avenue of the Americas New York, New York 10019 Attn: James Alterbaum, Esq. Facsimile: (212) 554-7700

(b)	if to the Company, to:

Northland Cranberries, Inc. 2321 West Grand Avenue Wisconsin Rapids, WI 54495-8020 Attn: John Swendrowski, Chief Executive Officer Facsimile: (715) 422-6844

with copies to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Steven R. Barth, Esq. Facsimile: (414) 297-4900

        10.2     Interpretation. When a reference is made in this Agreement to exhibits or schedules, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.3     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart may be executed and delivered by facsimile signature and such facsimile signature shall be deemed an original.

        10.4     Entire Agreement; Nonassignability; Parties in Interest. This Agreement, together with the exhibits and the schedules attached hereto, including the Company Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        10.5     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), shall be paid by the party incurring such expense.

        10.6     Tax Matters.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer and shall be paid when due. The parties will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

        10.7     Amendment. Any provision of this Agreement may be amended only by the written consent of the Company and Buyer. Any agreement on the part of a party to any amendment shall only be valid if set forth in an instrument in writing signed on behalf of such party.

        10.8     Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        10.9     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        10.10     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than those which would give effect to the substantive laws of another jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        10.11     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        10.12     No Right of Offset. Neither party shall have the right to offset any amount owed to such party against any amount it owes pursuant to this Agreement or the transactions contemplated hereby.

        10.13     Further Assurances. Each of the parties to the Agreement shall use commercially reasonable efforts to effect the transactions contemplated hereby. Each party hereto, from and after the Closing, and at the reasonable request of another party hereto, shall execute and deliver such other instruments, including without limitation, stockholder consent to the transactions contemplated by this Agreement, and do and perform such other acts and things, as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        10.14     Deliveries to Buyer. Buyer agrees and acknowledges that all documents or other items delivered to Buyer’s representatives (including, without limitation, Moses & Singer LLP and Buyer’s accountants) shall be deemed to be delivered to Buyer for all purposes hereunder.

        10.15     No Third Party Beneficiaries. Except as expressly provided hrein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BUYER:		THE COMPANY:
APPLE & EVE, LLC, a Delaware limited liability company		NORTHLAND CRANBERRIES, INC., a Wisconsin corporation
By:	/s/ Jonathan Alpert	By:	/s/ John Swendrowski
	Jonathan Alpert		John Swendrowski
Title	Chief Financial Officer	Title	Chairman and Chief Executive Officer

SOLELY WITH RESPECT TO THE ASSIGNMENT OF OF THE NCI MARKS:
NCI FOODS, LLC, a Wisconsin limited liability company
By:	/s/ John Swendrowski
John Swendrowski
Title	President

[Signature Page to Asset Purchase Agreement]